Exhibit 10.28

REDBACK NETWORKS INC. 1999 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of Redback Networks Inc. (the “Company”):

Name of Optionee:
Total Number of Shares Granted:
Type of Option:	«ISO» Incentive Stock Option
«NSO» Nonstatutory Stock Option
Exercise Price Per Share:	$
Date of Grant:
Vesting Commencement Date:
Vesting Schedule:	This option becomes exercisable with respect to the first 25% of the Shares subject to this option when you complete 12 months of continuous service from the Vesting Commencement Date and with respect to an additional 2.08333% of the Shares subject to this option when you complete each month of continuous service thereafter.
Expiration Date:

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 1999 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE	REDBACK NETWORKS INC.

By:
Title:

REDBACK NETWORKS INC. 1999 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.

In addition, this option becomes exercisable in full if your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of death. If your service as an employee, consultant or director of the Company (or a subsidiary of the Company) terminates because of total and permanent disability, then the exercisable portion of this option will be determined by adding 12 months to your actual period of service.

No additional shares become exercisable after your service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular Termination	If your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

Death	If you die as an employee, consultant or director of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability	If your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date six months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence	For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. The notice will be effective when it is received by the Company. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

You agree that the shares purchased upon exercise of the Option will not be delivered to you, but will directly and immediately be sold by the Company through a stockbroker.

Irrevocable Power of Attorney	By signing this agreement you grant the Company an irrevocable power of attorney to effectuate, on your behalf, any sale and transfer of the shares purchased upon exercise of the Option. This power of attorney shall survive, to the fullest extent permitted by law, the death, bankruptcy or any other event affecting you.

Exercise Price and Withholding Taxes	The Exercise Price, taxes and any costs due in connection with the exercise of the Option will directly and to the full extent be withheld from the purchase price received upon the sale of the shares, as described above.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares (i.e. you agree not to exercise any option) at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Your option or this Agreement do not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

No Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company by giving the required notice of exercise to the Company and paying the exercise price. No adjustments are made for dividends or other rights.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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